Orion HealthCorp Announces Two Strategic Transactions;
      Eliminates Significant Losses and Provides Funds for Growth

   ATLANTA & HOUSTON--(BUSINESS WIRE)--June 13, 2005--Orion HealthCorp, Inc. (AMEX:ONH) today announced that, in keeping with its previously announced strategic plan, it has successfully completed the sale of its IntegriMED subsidiary. In addition, the Company announced that it has accepted an offer to purchase its interests in the ambulatory surgery center (ASC) and the MRI facility in Dover, Ohio. The terms of the transactions were not disclosed. These transactions will enable the Company to focus its resources on its core competencies, which include serving the ambulatory surgery center market, providing business and management services to physician clinics, and providing physician billing and collection services to hospital-based physicians.
   The first transaction is the completion of the sale of the Company's subsidiary, IntegriMED, Inc. to the principals of eClinicalWorks, LLC, a leading provider of unified end-to-end ambulatory EMR (Electronic Medical Records) and PM (Practice Management) systems for multi-location, multi-specialty medical practices. Under the terms of the agreement originally announced on May 24, 2005, the principals of eClinicalWorks have purchased substantially all of the assets of IntegriMED, which provides integrated business and clinical software and technology solutions for physicians through an Application Service Provider (ASP) model.
   The second transaction involves an offer letter to purchase
Orion's ownership interest in two medical facilities, an ASC and an MRI, in Dover, Ohio. Under the terms of the offer letter, Orion's interests in these facilities will be sold to a local hospital for cash and the assumption of debt. In addition, Orion HealthCorp will continue to operate the facilities under a long-term management agreement. The Company expects to complete this transaction during the second quarter. Upon completion of this transaction, the hospital will have a majority ownership interest in the centers. As a result of the expected increase in the hospital's support of these facilities, the Company anticipates an increase in monthly caseloads and a corresponding increase in the Company's future management fee compared with historical levels.
   Terrence L. Bauer, chief executive officer of Orion HealthCorp, said, "These are very important events for our company because they confirm that the execution phase of our strategic plan has begun. In addition to the completion of these two events, we continue to consolidate corporate functions that have been duplicated at our Houston and Atlanta facilities. The financial effect of the two asset disposition transactions, as well as the consolidation of corporate functions, will be to reduce annual expenses by approximately $1.45 million and provide cash that will be used to fund growth in our core businesses."
   Mr. Bauer added, "Orion HealthCorp is making meaningful progress as we focus on our strengths. We have a defined mission, which will increase our penetration in the fragmented physician business services and revenue cycle management marketplaces. We believe that we can participate and achieve success as an agent of change in the growing physician services sector."
   With the completion of these two transactions, the Company will be operating three surgery centers, ten physician practice locations and an expanding revenue cycle management business.
   The Company will host a conference call today to discuss these transactions and the Company's strategic plan. A listen-only simulcast, as well as a 30-day replay, of the call will be available on line at www.orionhealthcorp.com and www.earnings.com beginning at 2:00 p.m. Eastern Time.
   Orion HealthCorp, Inc. provides complementary business services to physicians through three business units: SurgiCare, serving the freestanding ambulatory surgery center market; Integrated Physician Solutions, Inc., providing business and management services to physician practices; and Medical Billing Services, Inc., providing physician billing and collection services and practice management solutions to hospital-based physicians. The core competency of the Company is its long-term experience and success in working with and creating value for physicians. For more information on Orion HealthCorp, Inc., visit the Company's website at www.orionhealthcorp.com.
   Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
   The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.


    CONTACT: Orion HealthCorp, Inc.
             Terrence L. Bauer, 678-832-1800
             or
             Keith G. LeBlanc, 713-973-6675